Exhibit (h)(13)

LICENSE AGREEMENT

LICENSE AGREEMENT, dated as of January 1, 2003 (the “Commencement Date”) by and between STANDARD & POOR’S, a division of The McGraw-Hill Companies, Inc. (“S&P”), a New York corporation, having an office at 55 Water Street, New York, NY 10041-0003, and BARCLAYS GLOBAL INVESTORS, N.A., (“Licensee”), organized as a national trust bank having an office at 45 Fremont, San Francisco, CA 94105.

WHEREAS, S&P compiles, calculates, maintains and owns rights in and to the S&P 500 Composite Stock Price Index and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the “S&P 500 Index”); and

WHEREAS, S&P uses in commerce and has trade name and trademark rights to the designations “Standard & Poor’s®”, “S&P® ”, “S&P 500®”, “Standard & Poor’s 500” and “500”, in connection with the S&P 500 Index (such rights being hereinafter individually and collectively referred to as the “S&P Marks”); and

WHEREAS, Licensee wishes to use the S&P 500 Index as a component of the product or products described in Exhibit A attached hereto and made a part hereof (individually and collectively referred to as the “Product”); and

WHEREAS, Licensee wishes to use the S&P Marks in connection with the marketing and/or promotion of the Product and in

Barclays Global Investors Mutual Fund Master/Feeder 500

connection with making disclosure about the Product under applicable law, rules and regulations in order to indicate that S&P is the source of the S&P 500 Index; and

WHEREAS, Licensee wishes to obtain S&P’s authorization to use the S&P 500 Index and the S&P Marks in connection with the Product pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of License.

(a) Subject to the terms and conditions of this Agreement, S&P hereby grants to Licensee a non-transferable, non-exclusive license (i) to use the S&P 500 Index as a component of the Product to be advised, distributed, sponsored, sold, marketed and/or promoted by Licensee and (ii) to use and refer to the S&P Marks in connection with the distribution, marketing and promotion of the Product (including in the name of the Product) and in connection with making such disclosure about the Product as Licensee deems necessary or desirable under any applicable law, rules, regulations or provisions of this Agreement, but, in each case, only to the extent necessary to indicate the source of the S&P 500 Index. It is expressly agreed and understood by Licensee that no rights to use the S&P 500 Index and the S&P Marks are granted hereunder other than those specifically described and expressly granted herein. It is understood that the foregoing license does not confer any rights upon the sponsor, issuer or distributor of a Feeder Fund (as defined in Exhibit A) that is not an affiliate of Licensee and that any such sponsor, issuer or distributor shall be required to enter into a separate sublicense agreement with S&P in connection with the creation, issuance, sale, distribution, marketing and promotion of such fund substantially in the form of Exhibit C attached hereto.

Barclays Global Investors Mutual Fund Master/Feeder 500

(b) S&P agrees that no person or entity (other than the Licensee) shall need to obtain a license from S&P with respect to the Product.

2. Term.

The term of this Agreement shall commence on the Commencement Date and shall continue in effect thereafter until it is terminated in accordance with its terms.

3. License Fees.

(a) Licensee shall pay to S&P the license fees (“License Fees”) specified and provide the data called for in Exhibit B, attached hereto and made a part hereof.

(b) During the term of this Agreement and for a period of one (1) year after its termination, S&P shall have the right, during normal business hours and upon reasonable notice to Licensee, to audit on a confidential basis the relevant books and records of Licensee to determine that License Fees have been accurately determined. The costs of such audit shall be borne by S&P unless it determines that it has been underpaid by five percent (5%) or more; in such case, costs of the audit shall be paid by Licensee.

4. Termination.

(a) At any time during the term of this Agreement, either party may give the other party sixty (60) days prior written notice of termination if the terminating party believes in

Barclays Global Investors Mutual Fund Master/Feeder 500

good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date specified therein of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

(b) In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving sixty (60) days prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach within the notice period.

(c) S&P shall have the right, in its sole discretion, to cease compilation and publication of the S&P 500 Index and, in such event, to terminate this Agreement if S&P does not offer a replacement or substitute index. In the event that S&P intends to discontinue the S&P 500 Index, S&P shall give Licensee at least one (1) year’s written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be made available.

Licensee shall have the option hereunder within sixty (60) days after receiving such written notice from S&P to notify S&P in writing of its intent to use the replacement or substitute index, if any, under the terms of this Agreement. In the event that Licensee does not exercise such option or no substitute or replacement index is made available, this Agreement shall be terminated as of the date specified in the S&P notice and the License Fees to the date of such termination shall be computed as provided in Subsection 4(f).

Barclays Global Investors Mutual Fund Master/Feeder 500

(d) Licensee may terminate this Agreement upon ninety (90) days prior written notice to S&P if (i) Licensee is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in Licensee’s reasonable judgment materially impairs Licensee’s ability to market and/or promote the Product; (ii) any material litigation or regulatory proceeding regarding the Product is threatened or commenced; (iii) the Board of Directors or Trustees of all of the Products change the name and the investment objective of the Products such that the Products no longer seek to track the performance of the S&P 500 Index nor do they use the S&P Marks; or (iv) the Board of Directors or Trustees of all of the Products or the Licensee elects to terminate the public offering or other distribution of the Product, as may be applicable. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(f).

(e) S&P may terminate this Agreement upon ninety (90) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to Licensee if (i) S&P is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in S&P’s reasonable judgment materially impairs S&P’s ability to license and provide the S&P 500 Index and S&P Marks under this Agreement in connection with such Product; or (ii) any litigation or proceeding is threatened or commenced and S&P reasonably believes that such litigation or proceeding would have a material and adverse effect upon the S&P Marks and/or the S&P 500 Index or upon the ability of

Barclays Global Investors Mutual Fund Master/Feeder 500

S&P to perform under this Agreement. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(f).

(f) In the event of termination of this Agreement as provided in Subsections 4(a), (b), (c), (d) or (e), the License Fees to the date of such termination shall be computed by prorating the amount of the applicable License Fees shown in Exhibit B on the basis of the number of elapsed days in the current term.

(g) Upon termination of this Agreement, Licensee shall cease to use the S&P 500 Index and the S&P Marks in connection with the Product; provided that Licensee may continue to utilize any previously printed materials which contain the S&P Marks for a period of ninety (90) days following such termination.

5. S&P’s Obligations.

(a) It is the policy of S&P to prohibit its employees who are directly responsible for changes in the components of the S&P 500 Index from purchasing or beneficially owning any interest in the Product and S&P believes that its employees comply with such policy. Licensee shall have no responsibility for ensuring that such S&P employees comply with such S&P policy and shall have no duty to inquire whether any investors or sellers of the Product are such S&P employees. S&P shall have no liability to the Licensee with respect to its employees’ adherence or failure to adhere to such policy.

(b) S&P shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the

Barclays Global Investors Mutual Fund Master/Feeder 500

Product or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Product.

(c) S&P agrees to provide reasonable support for Licensee’s development and educational efforts with respect to the Product as follows: (i) S&P shall provide Licensee, upon request but subject to any agreements of confidentiality with respect thereto, copies of the results of any marketing research conducted by or on behalf of S&P with respect to the S&P 500 Index; and (ii) S&P shall respond in a timely fashion to any reasonable requests for information by Licensee regarding the S&P 500 index.

(d) S&P or its agent shall calculate and disseminate the S&P 500 Index at least once each fifteen (15) seconds in accordance with its current procedures, which procedures may be modified by S&P.

(e) S&P shall promptly correct or instruct its agent to correct any mathematical errors made in S&P’s computations of the S&P 500 Index which are brought to S&P’s attention by Licensee, provided that nothing in this Section 5 shall give Licensee the right to exercise any judgment or require any changes with respect to S&P’s method of composing, calculating or determining the S&P 500 Index; and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

6. Informational Materials Review.

Licensee shall use its best efforts to protect the goodwill and reputation of S&P and of the S&P Marks in connection with its use of the S&P Marks under this Agreement. Licensee shall

Barclays Global Investors Mutual Fund Master/Feeder 500

submit to S&P for its review and approval all informational materials pertaining to and to be used in connection with the Product, including, where applicable, all prospectuses, plans, registration statements, application forms, contracts, videos, internet sites, electronic commerce, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to S&P, the S&P 500 Index, or the S&P Marks (the “Informational Materials”). S&P’s approval shall be required with respect to the use of and description of S&P, the S&P Marks and the S&P 500 Index and shall not be unreasonably withheld or delayed by S&P. Specifically, S&P shall notify Licensee of its approval or disapproval of any Informational Materials within forty-eight (48) hours (excluding Saturday, Sunday and New York Stock Exchange Holidays) following receipt thereof from Licensee. Any disapproval shall indicate S&P’s reasons therefor. Any failure by S&P to respond within such forty-eight (48) hour period shall be deemed to constitute a waiver of S&P’s right to review such Informational Materials.

Informational Materials shall be addressed to S&P, c/o Christopher M. Anderson, Director, Marketing & Sales, Investment Services, at the address specified in Subsection 12(d). Informational Materials may be submitted via facsimile to (212) 438-4517 or (212)438-3543 or via e-mail to christopher_anderson@standardandpoors.com if they are less than 20 pages and legible after transmission. Once Informational Materials have been approved by S&P, subsequent Informational Materials which do not alter the use or description of S&P, the S&P Marks or the S&P 500 Index need not be submitted for review and approval by S&P.

Barclays Global Investors Mutual Fund Master/Feeder 500

7. Protection of Value of License.

(a) During the term of this Agreement, S&P shall use its best efforts to maintain in full force and effect federal registrations for “Standard & Poor’s®”, “S&P®”, and “S&P 500®”. S&P shall at S&P’s own expense and sole discretion exercise S&P’s common law and statutory rights against infringement of the S&P Marks, copyrights and other proprietary rights.

(b) Licensee shall cooperate with S&P in the maintenance of such rights and registrations and shall take such actions and execute such instruments as S&P may from time to time reasonably request, and shall use the following notice when referring to the S&P 500 Index or the S&P Marks in any Informational Material:

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Global Investors, N.A. The Product is not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.

or such similar language as may be approved in advance by S&P, it being understood that such notice need only refer to the specific S&P Marks referred to in the Informational Material.

8. Proprietary Rights.

(a) Licensee acknowledges that the S&P 500 Index is selected, coordinated, arranged and prepared by S&P through the

Barclays Global Investors Mutual Fund Master/Feeder 500

application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by S&P. Licensee also acknowledges that the S&P 500 Index and the S&P Marks are the exclusive property of S&P, that S&P has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights) and that the S&P 500 Index and its compilation and composition and changes therein are in the control and discretion of S&P.

(b) S&P reserves all rights with respect to the S&P 500 Index and the S&P Marks except those expressly licensed to Licensee hereunder.

(c) Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as “Confidential and Proprietary” by the providing party (“Confidential Information”). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that

Barclays Global Investors Mutual Fund Master/Feeder 500

the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Sub-section 8(c) shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

9. Warranties; Disclaimers.

(a) S&P represents and warrants that S&P has the right to grant the rights granted to Licensee herein and that the license granted herein shall not infringe any trademark, copyright or other proprietary right of any person not a party to this Agreement.

(b) S&P further warrants and represents to Licensee that the S&P Marks and the S&P 500 Index are the exclusive property of S&P, that S&P has and retains all proprietary rights therein (including, but not limited to trademarks and copyrights), that the S&P 500 Index and its compilation and composition and changes therein are in the control and discretion of S&P, and that the S&P 500 Index and S&P Marks do not infringe the rights of any third party.

(c) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in each prospectus or each Statement of Additional Information (“SAI”) relating to the Product, provided the SAI is incorporated by reference into the prospectus and the prospectus contains disclosure regarding the S&P 500 Index that conforms to the notice in subsection 7(b), including a cross reference to the SAI disclosure, Licensee shall furnish a copy of the prospectus and, if applicable, the SAI to S&P:

Barclays Global Investors Mutual Fund Master/Feeder 500

The Product is not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the Product. S&P has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Product is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Product.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH

Barclays Global Investors Mutual Fund Master/Feeder 500

RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of S&P.

(d) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(e) Licensee represents and warrants to S&P that the Product shall at all times comply with the description in Exhibit A.

(f) Licensee represents and warrants to S&P that the Product shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

(g) Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth in Subsection 9(c), in no event shall the cumulative liability of S&P to Licensee exceed the average annual License Fees actually paid to S&P hereunder.

Barclays Global Investors Mutual Fund Master/Feeder 500

(h) Use of any marks by Licensee in connection with its Product (including in the name of such Product) which are not the S&P Marks is at Licensee’s sole risk.

(i) The provisions of this Section 9 shall survive any termination of this Agreement.

10. Indemnification.

(a) Licensee shall indemnify and hold harmless S&P, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) a breach by Licensee of this Agreement, except insofar as it relates to a breach by S&P of its representations or warranties hereunder, or (b) the Product; provided, however, that S&P notifies Licensee promptly of any such claim, action or proceeding. Licensee shall periodically reimburse S&P for its reasonable expenses incurred under this Subsection 10(a). S&P shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Licensee without waiving the indemnity hereunder. Licensee, in the defense of any such claim, action or proceeding except with the written consent of S&P, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to S&P of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of S&P. This provision shall survive the termination or expiration of this Agreement.

Barclays Global Investors Mutual Fund Master/Feeder 500

(b) S&P shall indemnify and hold harmless Licensee, its affiliates and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of any claim, action, or proceeding that arises out of or relates to any breach by S&P of its representations or warranties under this Agreement; provided, however, that (a) Licensee notifies S&P promptly of any such claim, action or proceeding; (b) Licensee grants S&P control of its defense and/or settlement; and (c) Licensee cooperates with S&P in the defense thereof. S&P shall periodically reimburse Licensee for its reasonable expenses incurred under this Subsection 10(b). Licensee shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of S&P without waiving the indemnity hereunder. S&P, in the defense of any such claim, action or proceeding, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of Licensee. This provision shall survive the termination or expiration of this Agreement.

Barclays Global Investors Mutual Fund Master/Feeder 500

11. Suspension of Performance.

Neither S&P nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

12. Other Matters.

(a) This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement including without limitation the following license agreement, which is hereby terminated as of the Commencement Date:

(1)	License Agreement dated as of November 9, 1992 by and between Standard & Poor’s Corporation and Barclays Global Investors Funds (formerly WellsFunds, Inc.);

Barclays Global Investors Mutual Fund Master/Feeder 500

There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(d) Except as set forth in Section 6 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to S&P:	Standard & Poor’s
55 Water Street
New York, NY 10041-0003
	Attn.:	Robert Shakotko
Managing Director
Index Services
Fax: (212)438-3523

Notice to Licensee:	Barclays Global Investors, N.A. 45 Fremont
San Francisco, CA 94105
	Attn.:	Chief Financial Officer
US-Individual Investor
Business
Tel: (415)402-4654
Fax: 415-402-4688

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(e) Licensee shall notify S&P in writing of the name of each and every open-end investment company that invests its assets through a Master/Feeder Mutual Fund Structure in the BGI Master Portfolio for purposes of achieving its investment objective. Licensee shall update such notice from time to time as necessary.

(f) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

(g) Each party agrees that in connection with any legal action or proceeding arising with respect to this Agreement, they will bring such action or proceeding only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and each party agrees to submit to the jurisdiction of such court and venue in such court and to waive any claim that such court is an inconvenient forum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

BARCLAYS GLOBAL INVESTORS, N.A.		STANDARD & POOR’S, a division of The McGraw-Hill Companies, Inc.

BY:	/s/ Michael Latham	BY:	/s/ Bo Chung

	Michael Latham		Bo Chung
	(Print Name)		(Print Name)

	Managing Director		Managing Director
	(Print Title)		(Print Title)

/s/ Bruce Lavine
Bruce Lavine
Principal

Barclays Global Investors Mutual Fund Master/Feeder 500

BY:	/s/ Bruce Lavine

Bruce Lavine
(Print Name)

Principal
(Print Title)

Barclays Global Investors Mutual Fund Master/Feeder 500

EXHIBIT A

PRODUCT DESCRIPTION

Product #1: The S&P 500 Index Master Portfolio is a “Master Portfolio” (as defined below). As used herein, a “Master Portfolio” is an open-end investment company that is advised, distributed, sponsored, sold, marketed and/or promoted by Licensee and which is the master fund in a master/feeder structure. The investment objective of the Master Portfolio is to track the price and yield performance of publicly-traded common stocks of companies as represented by the S&P 500 Index. The investors in the a Master Portfolio are one or more Feeder Funds, which, subject to the terms of this Agreement, may be advised, distributed, sold or promoted by Licensee or third parties, each of which invests all of its assets in the Master Portfolio, or less than all, if permitted by statute, regulation, exemptive order or no-action letter issued by the relevant authority.

Product #2: BGI S&P 500 Fund is a “Feeder Fund” (as defined below). As used herein, a “Feeder Fund” is an open-end investment company that is advised, distributed, sponsored, sold, marketed or promoted by Licensee or a third party, and which is a feeder fund in a master/feeder structure. The investment objective of each Feeder Fund is to track the price and yield performance of publicly-traded common stocks of companies as represented by the S&P 500 Index by investing all of its assets in shares of a Master Portfolio, or less than all, if permitted by statute, regulation, exemptive order or no-action letter issued by the relevant authority.

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Exhibit A may be amended or modified upon a signed written request by a duly authorized officer of both parties to include additional Master Funds and/or Feeder Funds on other existing indexes.

Each of the Products specifically excludes shares or any other security, financial instrument or investment representing an ownership interest in the Product (s) that can be purchased, sold or otherwise traded on a Secondary Market Facility.

As used herein, the term Secondary Market Facility means any entity or organization that is; (l) subject to regulation as an exchange under applicable laws, rules or regulations of the country or jurisdiction in which such entity has a physical presence; or (2) a broker-dealer or other entity or organization that acts in an exchange-like capacity by virtue of it, as principal or agent, acting on a regular basis as an intermediary between buyers and sellers of financial instruments of any type.

Barclays Global Investors Mutual Fund Master/Feeder 500

EXHIBIT B

LICENSE FEES

Licensee shall pay S&P License Fees computed as follows:

Product #1: The annual License Fee shall be $10,000, which shall be payable in full on the Commencement Date and each one-year anniversary thereof.

Product #2: The annual License Fee shall be the greater of $10,000 (the “Minimum Annual Fee”) or one basis point (.0001) of the average daily net assets of the Product computed quarterly. For the first year of this Agreement, the maximum fee payable to S&P shall be $75,000; for the second year of this Agreement the maximum fee payable to S&P shall be $87,500; for the third year of this Agreement, the maximum fee shall be $100,000; for each year thereafter during the term of this Agreement, the maximum fee payable to S&P shall be $100,000 plus the amount of increase (if any) in the Consumer Price Index (“CPI”) for Urban Consumers, All Items, as issued by the Bureau of Labor Statistics, U.S. Department of Labor, over the prior twelve month period. The Minimum Annual Fee shall be payable on the Commencement Date and each one-year anniversary thereof. Amounts in excess of the Minimum Annual Fee shall be paid to S&P within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation.

With respect to each additional Master Fund covered by this Agreement pursuant to a separate written agreement between S&P

Barclays Global Investors Mutual Fund Master/Feeder 500

and Licensee (if any), it is understood that the annual License Fee shall be $10,000, which shall be payable in full on the Commencement Date and each one-year anniversary thereof.

With respect to each additional Feeder Fund covered by this Agreement pursuant to a separate written agreement between S&P and Licensee, the annual License Fee shall be the greater of $10,000 or one basis point (.0001) of the average daily net assets of such Feeder Fund, computed quarterly. The maximum annual License Fee for each such additional Feeder Fund shall be $250,000 plus the amount of increase (if any) in the CPI for Urban Consumers, All Items, as issued by the Bureau of Labor Statistics, U.S. Department of Labor, over the prior twelve month period.

The parties agree that the terms upon which License Fees are calculated pursuant to this Exhibit B shall be considered “Confidential Information” for purposes of Subsection 8(c) of this Agreement.

Barclays Global Investors Mutual Fund Master/Feeder 500

EXHIBIT C

MEMORANDUM OF AGREEMENT

Memorandum of Agreement dated this      day of              200  ,                     by                         and between                     , a                      corporation (the “Sublicensee”); Barclays Global Investors, N.A. (“Licensee”); and Standard & Poor’s a division of The McGraw-Hill Companies Inc., a New York corporation (“S&P”).

W I T N E S S E T H:

WHEREAS, pursuant to the License Agreement dated as of             , by and between Licensee and S&P (“License Agreement”) , S&P has granted Licensee a non-exclusive license to use the S&P 500 Index and associated trademark rights of S&P (“S&P Marks”) in connection with the issuance, distribution, marketing and/or promotion of the specific product or products (individually and collectively referred to as the “Product”) described in Exhibit A, attached hereto and incorporated herein, and

WHEREAS, Sublicensee wishes to issue the Product(s) and in connection therein to use and refer to the S&P Marks in connection with the marketing and promotion of the Product(s); and

WHEREAS, all capitalized and undefined terms used herein have the meanings assigned to them in the License Agreement.

Barclays Global Investors Mutual Fund Master/Feeder 500

NOW, THEREFORE, pursuant to Subsection 1(b) of the License Agreement, the parties hereto agree as follows:

1. Licensee hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the S&P Marks in connection with the issuance, distribution, marketing, and/or promotion of the specific Product(S) described in Exhibit A hereto.

2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement (excluding Exhibit B thereto) and agrees to be bound by all of the provisions therein imposing any obligations on the Licensee (including without limitation the indemnification obligations in Subsection 10 (a) insofar as such obligations arise out of or relate to the Product(s) to be issued by the Sublicensee and described in Exhibit A hereto), other than the obligation to pay the License Fees imposed by Section 3 of the License Agreement.

3. As consideration for S&P’s agreement to the terms of this Memorandum of Agreement, the Sublicensee shall pay to S&P annual sublicense fees equal to the greater of $5,000 (“Minimum Sublicense Fees”) or one basis point (.0001) of the average daily net assets of the Product(s), computed quarterly. The Minimum Sublicensee Fees shall be payable on the Commencement Date and each one-year anniversary thereof. Amounts in excess of the Minimum Sublicensee Fees shall be paid to S&P within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation.

Barclays Global Investors Mutual Fund Master/Feeder 500

4. The Sublicensee agrees that its obligations under the License Agreement pursuant to Section 2 hereof are as a principal and shall be unaffected by any defense or claim that Licensee may have against S&P.

5. This Memorandum of Agreement shall be construed in accordance with the laws of New York State.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Agreement as of the date first set forth above.

SUBLICENSEE :__________________________________		STANDARD & POOR’S, a division of The McGraw-Hill Companies, Inc.

By:	_________________________________________________	By:

(Print Name)			(Print Name)

(Print Title)			(Print Title)

LICENSEE :____________________________________

By:	___________________________________________________

(Print Name)

(Print Title)

Barclays Global Investors Mutual Fund Master/Feeder 500

By:

(Print Name)

(Print Title)

Barclays Global Investors Mutual Fund Master/Feeder 500